UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 12, 2021

Hospitality Investors Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55394	80-0943668
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Park Avenue Tower, 65 East 55th Street, Suite 801 New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (571) 529-6390

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.      Entry into a Material Definitive Agreement.

On January 12, 2021, Hospitality Investors Trust, Inc. (the “Company”) and its operating partnership, Hospitality Investors Trust Operating Partnership, L.P. (the “OP”), together with certain wholly-owned subsidiaries of the OP, entered into amendments to the forbearance agreements they had previously entered into in June 2020 with the lenders under certain of the Company’s mortgage and mezzanine indebtedness (the “92-Pack Loans”). The June 2020 forbearance agreements relate to events of default which occurred as a result of the Company’s decision, during April and May 2020, not to make required capital reserve payments to the Mortgage Lender (as defined below). The Company’s decision not to make such payments was part of its ongoing liquidity preservation measures being taken in response to the coronavirus pandemic and was in conjunction with actions taken by the Company’s franchisors temporarily suspending obligations of hotel owners to perform capital improvements and fund capital reserves.

The Company’s 92-Pack Loans comprise three separate loans each entered into on May 1, 2019, with an aggregate outstanding principal balance as of December 31, 2021 of approximately $846.1 million secured by the Company’s interest in 62 hotel properties: (i) a mortgage loan with Wells Fargo Bank, National Association, as trustee for the benefit of the certificateholders of HPLY Trust 2019-HIT, Commercial Mortgage Pass-Through Certificates, Series 2019-HIT and the RR Interest Owners (the “Mortgage Lender”); (ii) a senior mezzanine loan with Nonghyup Bank, as Trustee of Meritz Private Real Estate Fund 20; and (iii) a junior mezzanine loan with CC6 Investments Ltd. and NC Garnet Fund, L.P.

Pursuant to the terms of the amendments to forbearance agreements:

●

the Company’s capital reserve obligations with respect to its brand mandated property improvement plans (“PIP Reserves”) of $8.3 million in the aggregate, which, pursuant to the June 2020 forbearance agreements, had been deferred and re-scheduled to be made between January 2021 and February 2022, have been further deferred and re-scheduled, such that payments of $500,000 are scheduled to be made in each of April and May of 2021, and the remaining $7.3 million (the “Deferred PIP Amount”) is required to be paid by no later than April 2022;

●

the Company’s monthly capital reserve obligations with respect to repair and replacement of furniture, fixtures and equipment and routine capital expenditures (“FF&E Reserves”), which, pursuant to the June 2020 forbearance agreements, were not required to made for the months of April through December 2020, have been deferred for the months of January, February and March 2021, such that the January through March 2021 payments are required to be made by no later than April 2022; and

●

the Company has agreed to continue to pay all excess cash flows from the 62 hotel properties that serve as loan collateral (after payment of interest on the 92-Pack Loans, property operating expenses and certain other amounts) to the accounts for PIP Reserves and FF&E Reserves with the Mortgage Lender, with such funds to be applied to future PIP Reserve and FF&E Reserve obligations, until the entire deferred PIP Reserves and FF&E Reserves have been deposited.

The existing events of default under the 92-Pack Loans will continue to exist in full force and effect until the entire deferred PIP Reserves and FF&E Reserves have been deposited and certain other conditions are satisfied, but the lenders have agreed to forbear during that period from collecting default interest and enforcing their rights and remedies under the loan documents as a result of the events of default.

There are no relationships between the Company, the OP, and their subsidiaries, on the one hand, and any of the lenders under the 92-Pack Loans, on the other hand.

The description of the amendments to forbearance agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the complete terms of the amendments to forbearance agreement. Copies of the amendments to forbearance agreement are attached as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1

First Amendment to Forbearance Agreement, made effective as of January 7, 2021, by and among the borrower and operating lessees entities identified on the signature pages thereto, Hospitality Investors Trust Operating Partnership, L.P. and Hospitality Investors Trust, Inc., as guarantors, and Wells Fargo Bank, National Association, as Trustee for the Benefit of Certificateholders of HPLY Trust 2019-HIT Commercial Mortgage Pass-Though Certificates, Series 2019-HIT and the RR Interest Holders, as lender

10.2

First Amendment to Mezzanine A Loan Forbearance Agreement, made effective as of January 7, 2021, by and among HIT Portfolio I Mezz, LP, as borrower, HIT Portfolio I TRS Holdco, LLC and HIT 2PK TRS Mezz, LLC, collectively, as leasehold pledgor, Hospitality Investors Trust Operating Partnership, L.P. and Hospitality Investors Trust, Inc., as guarantors, and Nonghyup Bank, as Trustee of Meritz Private Real Estate Fund 20, as lender

10.3

First Amendment to Mezzanine B Loan Forbearance Agreement, made effective as of January 7, 2021, by and among HIT Portfolio I Mezz B, LLC, as borrower, HIT Portfolio I TRS Mezz B, LLC and HIT 2PK TRS Mezz B, LLC, collectively, as leasehold pledgor, Hospitality Investors Trust Operating Partnership, L.P. and Hospitality Investors Trust, Inc., as guarantors, and CC6 Investments Ltd. and NC Garnet Fund, L.P., as lender

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPITALITY INVESTORS TRUST, INC.

Date: January 12, 2021	By:	/s/ Jonathan P. Mehlman
Jonathan P. Mehlman Chief Executive Officer and President